Exhibit 99

   LETTER TO SECURITIES AND EXCHANGE COMMISSION PURSUANT TO TEMPORARY NOTE 3T



SB Partners
1251 Avenue of the Americas
New York, NY  10020

March 29, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

To Whom It May Concern:

Pursuant to Temporary Note 3T of Article 3 of Regulation S-X, SB Partners has received a letter of representation from Arthur Andersen LLP ("Andersen"), its independent accountants, stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.


Very truly yours,

SB Partners
SB Partners Real Estate Corporation, General Partner


/s/George N. Tietjen, III
George N. Tietjen, III
Vice President and Chief Accounting Officer